Exhibit 10.2

                            DISTRIBUTORSHIP AGREEMENT

      THIS AGREEMENT made and entered into as of the 13th day of August, 1992, by and between MEDIS EL LTD., a company duly organized and registered under the Laws of the State of Israel and having its principal place of business at Ben-Gurion International Airport, Israel (hereinafter "Medis") and CDS DISTRIBUTOR, INC., a Delaware corporation and a wholly-owned subsidiary of Cell Diagnostics Inc., a Delaware corporation, having its principal place of business at 805 Third Avenue, New York, New York 10022 (hereinafter, together with any subdistributor, co-distributor or permitted assign appointed in accordance with
Article XVIII(C) hereof, the "Distributor").

                              W I T N E S S E T H:

      WHEREAS, Medis, in conjunction with Bar-Ilan University of Ramat Gan, Israel ("Bar-Ilan"), is currently developing a product designated the Cellscan which is a cell scanning system with an intended application as an additional tool in the detection of certain cancers, and is generally described in Exhibit "A" hereto (hereinafter the "Scanner"), as well as the test kits (hereinafter the "Test Kits") to be used in conjunction with the Scanner, generally described in Exhibit "D" hereto (the Scanner and the Test Kits being collectively referred to hereinafter as the "Product" or "Products"); and

      WHEREAS, Medis has informed the Distributor that the Product is currently undergoing development and is being tested in hospitals in the State of Israel, as well as the general status of that development/test effort;

      NOW, THEREFORE, THE PARTIES MUTUALLY AGREE AS FOLLOWS:

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                                    ARTICLE I

                              PREAMBLE AND EXHIBITS

      The Preamble to this Agreement and all Exhibits attached hereto form an integral part hereof.

                                   ARTICLE II

                       APPOINTMENT AREA OF RESPONSIBILITY

      (A) Subject to the terms of this Agreement, Medis hereby appoints the Distributor, and the Distributor hereby accepts Medis' said appointment, as distributor for Medis of the Products in the United States, its territories and possessions (hereinafter the "Marketing Area") to, and for, end use by customers in the Marketing Area. Distributor accepts the grant of the exclusive rights of distribution for the Marketing Area for the Products, subject to all of the provisions of this Agreement (including without limitation the provisions of the balance of this Article II).

      (B) It is hereby agreed by the Parties that:

            (1) Medis shall not, during the term of this Agreement, appoint, in the Marketing Area, any other distributor for the Products, nor sell directly or indirectly into the Marketing Area, other than through the Distributor and shall obtain from each of its distributors other than Distributor a covenant, substantially in the form of Section II(B)(2) hereof, protecting Distributor's exclusive rights in the Marketing Area. Medis shall cooperate with Distributor in strictly enforcing all such covenants. Medis shall promptly advise Distributor of any inquiries that Medis receives regarding sales or other distribution of the Products in or to the Marketing Area; and


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            (2) the Distributor shall, during the term of this Agreement, refrain outside of the Marketing Area from seeking customers for the Products and/or from soliciting any business in respect of the Products and/or from establishing any branch and/or from maintaining any distribution or marketing facilities in respect of the Products; and

            (3) the Distributor shall have no claim against Medis in respect of sales of the Products in the Marketing Area by sources other than the Distributor and/or of sales of the Products outside of the Marketing Area to customers residing and/or domiciled and/or having a base in the Marketing Area by sources other than the Distributor, unless such sales were a direct result of Medis' breach of its undertaking under (B)(1) above. Medis shall not grant to any Party other than the Distributor any right to sell, license, lease or otherwise distribute the Products in the Marketing Area during the term of this Agreement.

      (C)   (1)   [Intentionally omitted.]

            (2)   [Intentionally omitted.]

            (3) In consideration for granting the Distributor the rights hereunder, the Distributor agrees to pay costs and expenses related to the approval by the United States Food and Drug Administration of the use of the Cellscan in accordance with, and only to the extent provided by, the provisions of Section 6 of the Subscription and Shareholders Agreement, dated May 26, 1992, among Cell Diagnostics, Inc., Israel Aircraft Industries, Ltd. and Medis, Inc. (the "Shareholders Agreement"), a copy of which is annexed hereto as Exhibit E.


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                                   ARTICLE III

                            MARKETING OF THE PRODUCT

      (A) The Distributor undertakes, directly or through a permitted sub-distributor, co-distributor or permitted assign in accordance with Article XVIII(C) hereof, at all such times as this Agreement remains in force and at its sole cost and expense, to promote the Products actively, diligently and aggressively throughout the Marketing Area and, to this end, the Distributor shall, inter alia:

            (1) create, develop and put into effect a marketing campaign in respect of the Products in the Marketing Area; and

            (2) maintain an office with sufficient secretarial, telephone and telex facilities and services for same; and

            (3) submit, semi-annually, a report to Medis describing, generally,
(i) the Distributor's promotional and sales activities (including quotations and sales data) during the immediately preceding half-year, (ii) the Distributor's plans and projections regarding the forthcoming period; (iii) data received by the Distributor concerning the use of the Products within the Marketing Area and a description indicative of customer comments or complaints, whether written or oral, received by the Distributor in respect of the Products, and (iv) any information of which Distributor becomes aware relating to the development and/or marketing of products or technologies which are likely to compete with the Product or Test Kits; and

            (4) use only personnel who, in the Distributor's reasonable judgment, are highly qualified and trained for the promotion, sale, servicing and support of the Products in the Marketing Area and employ a number of said personnel who, in the


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Distributor's reasonable judgment, are sufficient to cover the Marketing Area fully; and

            (5) submit to Medis for review and approval any sales or promotional literature to be used by the Distributor in the marketing of the Products (provided the materials shall be deemed approved if no response is received within thirty (30) days of submission thereof).

      (B) In support of the overall marketing effort hereunder, within a reasonable time after approval of the Products by the United States Food and Drug Administration ("FDA Approval"), the Distributor shall maintain a team of at least two (2) maintenance personnel and two (2) experts in biology (in each case, who may be consultants) to train and support the customers in the Marketing Area.

      (C) Medis shall, during the term of this Agreement, keep the Distributor currently advised of Medis' sales policies, and provide the Distributor with at least 6 months' prior notice of any change in such policies, regarding the Products and provide the Distributor with copies of Medis' current sales literature, if any, relating to the Products.

      (D) Medis shall provide, at no charge of any kind, a training program of up to three (3) weeks for up to four (4) representatives of the Distributor in the United States at a time to be mutually agreed by the Parties. The trainees shall have appropriate expertise and experience for the tasks contemplated and Medis shall notify the Distributor of the criteria that the trainees shall meet in regard to experience and expertise. Distributor shall arrange for the use of an appropriate laboratory setting and the necessary support equipment and services for the training, as defined by Medis at least two weeks


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prior to the scheduled date for same. If the Product is modified to such a substantial extent that a new training course is necessary, Medis shall provide same on the same terms as set forth in this paragraph.

      (E)   Medis reserves the right:

            (1) at any time and from time to time, to make changes in Products specifications (Medis shall keep the Distributor currently informed of any anticipated or implemented substantive changes to the Products specifications); and

            (2) to discontinue, temporarily or permanently, the manufacture and/or sale of the Scanner and/or Test Kits, and/or any part thereof, in which event, Medis shall give the Distributor twelve (12) months notice of any such discontinuance and consult with the Distributor so that outstanding commitments to customers can be properly addressed.

            Commencing with the delivery of a notice of discontinuance, Medis and the Distributor shall cooperate and use their best efforts to effect sales of any Scanners and/or Test Kits so discontinued which are then held in inventory by the Distributor, and, to the extent unsold six (6) months after delivery of such notice, Medis shall repurchase from the Distributor, at the Distributor's cost, up to two (2) Scanners.

      In addition, Medis agrees to use best efforts to assist the Distributor to minimize a decrease in the commercial value of its inventory which may result from such changes or discontinuance and to enable the Distributor to meet outstanding obligations to its customers in respect of the Scanner, Test Kits and spare parts on terms no less favorable than are applicable to other distributors of the Products.


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                                   ARTICLE IV

                             UNDERTAKING TO PURCHASE

      (A) The Distributor hereby undertakes to purchase the Products and any auxiliary equipment used in respect of the Products exclusively from Medis.

      (B) Subject to the time frames set forth in Section 6 of the Shareholders Agreement, the Distributor hereby undertakes to meet the Performance Criteria as set forth in Exhibit 6(a)(ii) to the Shareholders Agreement (the "Performance Criteria") with respect to the purchase and sale of Products; provided that if the Distributor shall fail to meet such criteria, the sole consequences thereof, other than termination of this Agreement pursuant to Article XIII hereof, shall be as set forth in Section 6 of the Shareholders Agreement. A copy of the Performance Criteria is annexed hereto as Exhibit F.

      (C) The price of the Products purchased by Distributor under (B) above shall be as set forth in Sub-Article VI(A) below.

                                    ARTICLE V

                  ORDERING PROCEDURES, SCHEDULING OF DELIVERY,
                              DELIVERY AND SHIPMENT

      (A) Ordering Procedures and Scheduling of Delivery:

      The Distributor shall order Products in accordance with the following procedures:

            (1) Orders by the Distributor of the Scanner hereunder may be in an order of one (1) Scanner per order and orders for Test Kits of at least one thousand (1,000) per batch.


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            (2) The Distributor shall order from Medis, by letter or facsimile, the quantity of the Scanners/Test Kits sought to be purchased by the Distributor. The price, terms of payment, lead times and other terms of such order shall be as set forth in this Agreement and the Performance Criteria.

      (B)   Delivery and Shipment:

      Medis shall pack the Products in suitable packaging for air or sea shipment, and deliver same to Distributor FOB, Israeli Port of Exit in accordance with the Distributor's shipping instructions (hereinafter referred to as "Delivery").

      (C)   [Intentionally omitted.]

      (D)   Final Sales:

      It is understood and agreed that all sales made by Medis to the Distributor pursuant to the terms of this Agreement are final sales and are not sales on consignment. Medis shall not be required to accept the return of any Products for refund or credit, and no right of return is granted to the Distributor, except if required by the Warranty set forth in Exhibit "C" hereto or as set forth in Sub-Article III(E) (2).

                                   ARTICLE VI

                           PRICES AND TERMS OF PAYMENT

      (A)   Prices:

            (1) The prices applicable for firm orders placed by Distributor with Medis (for delivery in accordance with applicable Medis lead times) shall be as set forth in Section 6 of the Shareholders Agreement and in the Performance Criteria.


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            (2) By no later than ninety days prior to the end of the calendar year, beginning with calendar year 1993 and each year thereafter, Medis will notify the Distributor of the prices for Scanners and Test Kits applicable to firm orders by Distributor during the following calendar year, which shall be at the most favorable unit price and on the most favorable terms as would apply to a third party distributor based on similar quantities.

      (B) (1) The Distributor shall pay Medis a down payment of fifteen percent (15%) of the purchase order price upon placement of any order of Scanners and the effectiveness of such purchase order shall be subject to Medis' receipt of such down payment. In the event that Medis does not deliver a Scanner within the lead time set forth in the Performance Criteria, the Distributor, by written notice to Medis, may cancel such order, in which event the Distributor's sole remedy shall be the refund of the down payment applicable to such Scanner, plus interest on such down payment payable from the date of Medis' receipt of such down payment to the date of the foregoing order cancellation, at the rate announced by Chemical Bank is its "prime rate", adjusted to and when such prime rate changes (the "Prime Rate"), plus 1%.

            (2) Payment of the entire balance of the purchase order price shall be effected by Letter of Credit submitted to Medis in accordance with subparagraph (3) below.

            (3) The Distributor shall furnish to Medis, within ten (10) days of the issuance of a purchase order for any Scanner (pursuant to Sub-Article V(A)(2) hereof), an irrevocable Letter of Credit in an amount equal to the unpaid balance of the price of such Scanner. The said Letter of Credit shall (1) be issued or confirmed by a United States Bank having capital and surplus in excess of $100,000,000 or otherwise acceptable to Medis, (2)


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remain in effect for sixty (60) days beyond the Delivery date established in the purchase order for such Scanner, and (3) be in the following form:

                  "Payment is available hereunder on or after the forty-fifth day following presentation of your draft drawn on [Bank]. Draft must be marked "Drawn on [Bank] under Letter of Credit No.____." Draft must be accompanied by the following documents:

                  1. Certification purportedly signed by a representative of Medis Israel Ltd., stating "[Scanner] has passed its factory acceptance test"; and

                  2.    One of the following:

                        (a) Copy of shipper's bill of lading in respect of [Scanner] issued to Medis Israel Ltd. at Israeli port of exit; or

                        (b) Receipt purportedly signed by a representative of [Distributor], stating that "Receipt of [Scanner] by [Distributor] is hereby acknowledged."'

      (C) All Test Kits and/or Spare Parts ordered by Distributor shall be paid for to Medis by Distributor net forty-five (45) days after receipt of Medis' invoice for same after the delivery FOB Israel.

      (D) All sums payable to Medis under this Agreement shall be made in United States of America dollars, net and free of and without any reduction for any and all income, withholding or any other taxes, levies, duties, assessments or deductions, provided that income, withholding or any other taxes, levies, duties, and assessments imposed by an Israeli taxing authority (except a tax imposed on Distributor by such Israeli authority based upon the income or revenues of Distributor) shall be Medis' sole responsibility.


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                                   ARTICLE VII

                     WARRANTY, USE LIMITATION AND INDEMNITY

      (A) (1) Medis' warranty for the Product sold hereunder is set forth in Exhibit "C" attached hereto. Notwithstanding the last sentence of paragraph "F" of the warranty, the terms thereof shall not affect the obligations of Medis to the Distributor under the terms of this Agreement, including but not limited to any indemnity obligations of Medis to the Distributor under this Article VII.

            (2) The Distributor shall include Medis' Warranty in any sales agreement with its customers in the Marketing Area and shall also include the following additional clause:

            "[Customer's Name] hereby expressly acknowledges that the rights granted to it under the manufacturer's warranty are the sole and exclusive rights of [Customer's Name] against the manufacturer."

            (3) The Distributor is not entitled to give any warranty, other than set forth in Exhibit "C" in respect of the Product/s or Test Kits (or components thereof) purchased hereunder and re-sold/transferred by the Distributor.

      (B) Distributor shall include in every contract of sale (whether in the form of a purchase order, letter agreement or otherwise) a clear and highlighted warning that the Products shall be used only as an additional cancer detection tool and for other purposes either approved in writing by Medis or otherwise as specifically permitted by Medis' Product literature and only in strict adherence to the operation and maintenance manuals issued or approved in writing by Medis.


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      (C)   (1) Distributor hereby releases and agrees to defend, indemnify and hold harmless Medis from and against any and all liabilities, claims, damages, losses, settlements and judgments (whether in contract, tort, or negligence of any degree and including attorneys' fees) to the extent based upon (a) any action taken by the Distributor or any failure to act which would be or cause a breach of this Agreement, or (b) any claim arising out of services performed by the Distributor in respect of the Products.

            (2) Medis hereby releases and, subject to the terms of Medis' Warranty disclaimer under Exhibit C below which should be passed on to Distributor's customers as stated above, agrees to defend, indemnify and hold harmless Distributor from and against any and all liabilities, claims, damages, losses, settlements and judgments (whether in contract, tort, or negligence of any degree and including attorneys' fees), which may be recoverable from Distributor in respect of any claim by a customer or user or patient or any other third party for personal injury to the extent that the claim is based upon damage caused by the faulty manufacture or faulty design of the Product or defective documentation from Medis on the proper use, operation or maintenance of the Product.

            (3) Prior to the initial Delivery hereunder, each party shall present to the other insurance certificates from an insurance carrier acceptable to such other party certifying the purchase and effectiveness of the insurance covering their respective obligations under Sub Paragraphs (C)(1) and (2) above, provided that such insurance is available on a commercially reasonable basis.


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                                  ARTICLE VIII

                                DISTRIBUTOR SALES

      (A) All re-sales by the Distributor of the Products, as well as the after-sales services related thereto, shall be in the Distributor's name only and at the Distributor's own risk, subject to warranty obligations of Medis. Medis' Warranty shall be transferable and apply to Distributor's first retail customer only.

      (B) After-Sales Service and Support:

      The Distributor shall provide its customers with after-sales service and support in the Marketing Area and, without limiting the generality of the foregoing, shall:

            (1) maintain an adequate stock of spare parts and Test Kits so as to provide, in the Distributor's reasonable judgment, effective support to Products owners in the Marketing Area; and

            (2) cooperate with Medis in respect of Medis' provision of warranty services to customers in the Marketing Area; and

            (3) provide all other reasonable functions and services which are required by Scanner owners in the Marketing Area for the operation, maintenance and support of the Scanner; and

            (4) furnish all after-sales service and support efficiently and on reasonable prices and terms so as to promote further sales of the Products in the Marketing Area.

      (C)   Medis Technical Support:


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            (1) Medis shall provide to the Distributor a reasonable number of maintenance and operation manuals in English for the Scanner as well as updates to same as issued by Medis.

            (2) Medis shall establish a program of periodic seminars/refresher courses for distributors and their customers to be held in Israel on a tuition-free basis. Medis shall not bear the travel or living expenses of the participants in said seminars/courses.

            (3) Medis shall provide reasonable technical assistance, free of charge, to the Distributor by fax and phone to help solve any technical problems encountered by the Distributor or its customers. If deemed necessary, Medis and Distributor will agree on the basis for Medis to provide on-site technical assistance in the Marketing Area to help resolve special technical problems which may arise.

            (4) Notwithstanding anything else contained herein, Medis shall offer for sale to Distributor Scanner spare parts for a Scanner sold to Distributor hereunder for a period of at least five (5) years after the sale of such Scanner.

            (5) At Medis' request, Distributor shall promptly send any replaced part of a Product to Medis, at Medis' expense (subject to the terms of any applicable warranty), so as to enable Medis to maintain Quality Assurance records of the Product.

            (6) During the two-year period following FDA Approval, Medis agrees to place on consignment with Distributor two (2) sets of PC Boards of the Product for use by the Distributor in supporting its customers. If the use by Distributor of said Boards is not covered under the Medis Warranty in respect of the


                                     - 14 -
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Product in which it is placed, Distributor shall pay to Medis US$1,000.00 for each such Board so used. If the use by Distributor of said Boards is covered under the Medis warranty in respect of the Product in which it is placed, Medis shall replace such Board in accordance with the terms of such warranty.

                                   ARTICLE IX

              PROPRIETARY RIGHTS, IMPROVEMENTS AND NON-COMPETITION

      (A)   Proprietary Rights:

            (1) Medis reserves exclusively to itself all right, title and interest in and to all trade secrets, patents, trade names and trademarks relating in any way to the Products, their manufacture, use, sale and maintenance, provided that Medis shall not have any rights in any trade names, trademarks or service marks of the Distributor, whether or not used in connection with the Products, their sale or maintenance.

            (2) The Distributor agrees and acknowledges that all information supplied by Medis to the Distributor, other than information which (a) was known to the public prior to the date of communication thereof to the Distributor or which became known to the public thereafter other than through communication by the Distributor, (b) was in Distributor's possession prior to disclosure thereof by Medis to Distributor or (c) is disclosed to distributor by a third party not under any obligation of confidentiality to Medis, is proprietary to Medis and shall be kept in confidence by the Distributor, its employees, agents and contractors. In addition, Distributor may disclose information of the kind which would be disclosable in a filing with a government agency in connection with a sale or offer of shares of the Distributor but not information for which confidential treatment by the U.S. Securities and Exchange Commission might


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reasonably be requested. The Distributor undertakes to utilize said information solely for the purpose of furthering the sale, service and support of the Products in the Marketing Area, to the extent that same is permitted pursuant to the provisions of this Agreement.

      (B)   Non-Competition:

      The Distributor undertakes that, throughout the period during which this Agreement is in full force and effect and for a period of two (2) years thereafter, the Distributor will not be involved, either directly or indirectly, in the development, manufacture, marketing, sale, service and/or support of any products in the Marketing Area which may compete with the Scanner and/or Test Kits or any part thereof in the field of non-intrusive blood testing systems for cancer diagnosis.

                                    ARTICLE X

                   LICENSES, PERMITS AND GOVERNMENTAL APPROVAL

      (A) (1) Subject to Section 6 of the Shareholders Agreement and only to the extent provided therein, Distributor shall, at its sole expense and responsibility, obtain all necessary approvals, licenses and/or certifications from the federal and/or local governmental and/or medical authorities in the Marketing Area for the sale, support and use of the Products through the Marketing Area (hereinafter collectively "Government Approvals"). Distributor will keep Medis currently informed of its efforts in this regard and forward to Medis copies of any material communications, requests, inquiries and Government Approvals from any such authorities.

            (2)   [Intentionally Omitted.]


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      (B) Any sales tax, export duties or other charges imposed by any Israeli governmental authority in connection with the sale of Product to the Distributor or on the exportation of such Product from Israel shall be the sole responsibility of and shall be paid for by Medis. All other sales taxes, import duties, and any other charges, taxes and/or levies imposed by any governmental authority whatsoever, other than an Israeli governmental authority, in connection with the purchase, importation, use of the Product and/or Test Kits shall be the sole responsibility of and shall be paid for by the Distributor.

                                   ARTICLE XI

                             RELATIONSHIP OF PARTIES

      (A) It is hereby agreed that the Distributor is authorized to represent itself as Medis' distributor of the Product in the Marketing Area.

      (B) It is agreed that the Distributor is acting under this Agreement as an independent contractor, and the Distributor does not have the power to bind or act for Medis in any manner whatsoever. The Distributor shall be exclusively responsible for all wages, salaries, traveling expenses and any other expenses and liabilities of any kind whatsoever, incurred by Distributor in the performance of its obligations under this Agreement.

                                   ARTICLE XII

                          ACTS OF GOD AND FORCE MAJEURE

      (A) No party shall be liable for any failure or delay in the performance of its obligations under this Agreement, other then obligations for the payment of money, when such failure or delay is caused by acts of God, Force Majeure, riot or civil commotion, strike, lockout or other labor disturbances, fire, act or any order of government, flood, war, peril of sea, or any


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other cause or peril whether of the same or of similar nature beyond such party's reasonable control.

      (B) Upon the occurrence of any of the foregoing, all schedules and time periods for the performance of the affected party's obligations hereunder shall be extended for a period equal to the duration of the said occurrence and the effects thereof, it being understood, however, that the affected party shall make reasonable efforts to remove and/or minimize the effects of such occurrence.

      (C) Each party shall immediately bring to the knowledge of the other the occurrence of any event which it considers to be within the scope of (A) above.

                                  ARTICLE XIII

                                   TERMINATION

      (A) Medis shall, upon thirty (30) days written notice to the Distributor and the Distributor's failure to cure with such thirty (30) day notice period, be entitled, without prejudice to its other recourses in contract, law or otherwise, to terminate this Agreement, in whole or in part, in any one of the following cases:

            (1) The Distributor's failure to open, in favor of Medis, a Letter of Credit as provided for in Sub-Article VI(B) above;

            (2) The Distributor's breach of its undertaking under Paragraph (B)
(2) of Article I to refrain from seeking customers for the Product and/or from soliciting any business in respect of the Product and/or from establishing any branch and/or from


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maintaining any distribution or marketing facilities in respect of the Products outside of the Marketing Area; and/or

            (3) Upon the default or breach by the Distributor of any material term or condition of this Agreement except as otherwise provided under Sub-Articles (C) and (D) below.

      (B) Notwithstanding anything in this Agreement to the contrary, in the event that, and at such time as, (1) the Distributor fails to meet the minimum sale requirement for any year as set forth in the Performance Criteria, or (2) Cell Diagnostics, Inc. terminates its obligation to make any further purchase of Preferred Shares pursuant to Section 3(c) of the Shareholders Agreement or fails to pay for any Preferred Shares pursuant to Section 3(d) of the Shareholders Agreement, this Agreement shall automatically terminate.

      (C) Medis shall, upon written notice to the Distributor, be entitled, without prejudice to its other recourses in contract, law or otherwise, to terminate this Agreement forthwith in the event of the institution by (or against if not dismissed with ninety (90) days) the Distributor of proceedings in bankruptcy or the Distributor's adjudication as a bankrupt, or the insolvency of the Distributor.

      (D) In the event the Distributor fails to make any payment due to Medis under this Agreement within fourteen (14) business days of such payment's due date, then beginning immediately after said fourteen (14) days of grace period until payment is received by Medis, Distributor shall pay to Medis interest on the amount of such delayed payment for each day of said delay an amount based upon the Prime Rate plus one percent.


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                                   ARTICLE XIV

               PARTIES' OBLIGATIONS UPON EXPIRATION OR TERMINATION

      (A) Save as otherwise provided in (B) below, the Parties hereby agree that all obligations and liabilities under this Agreement shall cease, and neither Party shall have any claim against the other, upon the expiration of the term of this Agreement, or upon the expiration of any extension of the term of this Agreement, or upon the prior termination of this Agreement pursuant to Article XIII, except to the extent any such claim accrued prior to such termination. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES.

      (B) For the sake of clarity, it is further agreed that, on the expiration or prior termination of this Agreement, Medis shall not be obligated to remunerate, repay, reimburse or otherwise compensate the Distributor for loss of profit, loss of goodwill, loss of clientele or other like items, and/or for advertising costs, and/or for other expenses and costs incurred by the Distributor, and/or to refund or reimburse Distributor for any of the payments payable to Medis under the provisions of Sub-Article II(C) (3) above, except to the extent provided in Section 6 of the Shareholders Agreement.

                                   ARTICLE XV

                          ARBITRATION AND GOVERNING LAW

      Any dispute between the Parties arising under this Agreement or in connection herewith shall be resolved by arbitration under the rules of the International Chamber of Commerce in front of one arbitrator. The arbitration shall be held in the English language and the tribunal shall sit in New York City, New York. The substantive law to be applied to the interpretation of this Agreement and its implementation shall be the law of the State of New York.


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                                   ARTICLE XVI

                                     NOTICES

      (A) Any notice required to be given by either Party to the other hereunder or in connection therewith shall be in writing and delivered personally or by registered mail, facsimile or telex to the other Party. Notice shall be deemed effective upon the date of personal delivery thereof (if personally delivered) or upon the tenth (10th) day after such notice is mailed (if sent by registered mail), or two (2) days after being sent by telex or facsimile.

      (B) For the purposes of (A) above, the following are the addresses of the Parties, provided that either party may change such address upon notice to the other in the manner provided in this Article:

          DISTRIBUTOR:        CDS DISTRIBUTOR, INC.
                              805 Third Avenue
                              New York, New York 10022

                              Attention: Mr. Robert K. Lifton
                              Fax No.: (212) 935-9610

                              with a copy to:

                              Rosenman & Colin
                              575 Madison Avenue
                              New York, New York 10022

                              Attention: Arthur Borden, Esq.
                              Fax No.: (212) 940-8776

             MEDIS            MEDIS EL LTD.
                              Givat Shmuel
                              Israel

                              Attention: Mr. Moshe Oren
                              Fax No. 972-3-5315140

                                  ARTICLE XVII

                             TERM OF THIS AGREEMENT

      This Agreement shall enter into effect upon signature by the last party hereto to sign (the "Effective Date"), and shall, unless terminated pursuant to the provisions of Article XIII above, continue in full force and effect until the twelfth (12th) anniversary of FDA Approval. Upon the request of either Party, the Parties will meet six (6) months prior to the end of the term of this Agreement to negotiate the possible extension of this Agreement for a further term. If no extension is so agreed upon in writing and duly signed by the Parties hereto, upon the expiration of the term of this Agreement, this Agreement shall automatically be terminated without the need for any notice or other correspondence between the Parties.

                                  ARTICLE XVIII

                                  MISCELLANEOUS

      (A) All correspondence, information, specifications, reports, notices and any other written or oral communications between the Parties shall be in the English language.

      (B) The failure of a Party to insist in any one or more instances upon strict performance of any of the terms of this Agreement or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent by said Party of said Party's right to assert or rely upon any such term or right on any future occasion.

      (C) (1) Other than in accordance with this Article XVIII(C), this Agreement may not, in whole or in part, be assigned or otherwise transferred by Distributor, and shall not inure to the benefit of any of Distributor's assignees or transferees, without the prior written consent of Medis and any assignment or transfer without such consent shall be null and void.

            (2) CDS Distributor, Inc. may assign its rights under this Agreement to, or enter into a sub-distribution or co-distribution agreement with respects to its rights under this Agreement with, any other unaffiliated entity meeting the "Successor Marketing Entity" criteria set forth in Section 6(b) of the Shareholders Agreement. In connection therewith, Medis shall cooperate with CDS Distributor, Inc. in effecting such assignment, sub-distribution arrangement or co-distribution arrangement.

            (3) Medis has the right to assign this Agreement, and all of its rights and obligations hereunder, to an existing or newly established company which will be designated by Medis subject to the company undertaking all obligations and rights under this Agreement.

      (D) The caption hearings of the Articles of this Agreement are for convenience only and shall not be construed as in any way limiting or extending the language of the provisions to which the captions refer.

      (E) The terms and conditions of this Agreement constitute the entire agreement between the Parties and shall supersede all previous communications, representations or agreements, whether oral or written, between said Parties with respect to the subject matter hereto. No agreement or understanding, either oral or written, between the Parties will be binding upon either Party unless in writing, signed by a duly authorized representative of each Party.

      (F) Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective permitted successors and assigns.

      IN WITNESS WHEREOF, the Parties hereto have caused their respective duly authorized representatives to execute this Agreement in counterparts and in two (2) duplicate originals, of which one (1) is left with Medis and one (1) with the Distributor, all as of the date first hereinabove written.

MEDIS EL LTD.                            CDS DISTRIBUTOR, INC.


By: /s/ Moshe Oren                       By: /s/ Robert K. Lifton
   ------------------------------           ------------------------------------
Name: Moshe Oren                         Name: Robert K. Lifton
     ----------------------------             ----------------------------------
Title: President                         Title: Secretary
      ---------------------------              ---------------------------------


By: /s/ Moshe Keret
   ------------------------------
Name: Moshe Keret
     ----------------------------
Title:
      ---------------------------